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EXHIBIT 99.1



                                                Paul Broyer, Candela Corporation

                                                508-358-7400 x435


                    CANDELA ANNOUNCES INTENTION TO TERMINATE
                         DISTRIBUTION AGREEMENT WITH PSS

WAYLAND, MA, October 5, 2001 -- Candela Corporation (NASDAQ: CLZR) announced today that it intends to terminate its relationship with Physician Sales & Service, Inc., ("PSS") a division of PSS World Medical, Inc. (NASDAQ: PSSI) as of October 2, 2002. Under the terms of its distribution agreement with PSS, PSS has the exclusive right to market most of Candela's lines of advanced aesthetic and medical laser systems to medical practitioners outside of Candela's core customer base of dermatologists, plastic surgeons and ear, nose & throat specialists. The agreement provides that it may be terminated by either party upon one year's notice. Candela also notified PSS that it is in default of certain of its obligations under the agreement, which if not remedied, could lead to the termination of the agreement prior to October 2, 2002. The significant fluctuation in the level of PSS's quarterly purchases from Candela under the distribution agreement were a key factor in Candela's decision to terminate the agreement. As a result of the termination of its agreement with PSS, Candela expects to hire additional direct sales professionals to service the segment of Candela's market previously addressed through its distribution agreement with PSS.


ABOUT CANDELA: Candela Corporation develops, manufactures, and distributes innovative clinical solutions that enable physicians, surgeons, and personal care practitioners to treat selected cosmetic and medical conditions using lasers, aesthetic laser systems, and other advanced technologies. Founded near Boston in 1970, the company markets and services its products in over 55 countries from offices in the United States, Europe, Japan and Asia. Candela established the aesthetic laser market 12 years ago, and currently has an installed base of over 5,000 lasers worldwide. Candela is an Equal Opportunity and Affirmative Action Employer, M/F/H/V. Visit Candela on the Web at www.clzr.com.

SAFE HARBOR STATEMENT: Except for the historical information contained herein, this news release contains forward-looking statements that constitute Candela's current intentions, hopes, beliefs, expectations or predictions of the future, which are therefore inherently subject to risks and uncertainties. Candela's actual results could differ materially from those anticipated in Candela's forward-looking statements based on various factors, including without limitation: cancellation or deferral of customer orders, total dependence on a small number of strategic distribution relationships, difficulties in the timely development and market acceptance of new products, market developments that vary from the current public expectations concerning the growth of the laser industry, increased competitive pressures, or changes in economic conditions. Further information on factors that could affect Candela's performance is included in Candela's periodic reports filed with the SEC, including but not limited to, Candela's Annual Report on Form 10-K (or any amendment thereto) for the year ended June 30, 2001. Candela cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Candela expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Candela's expectations or any change in events, conditions or circumstance on which any such statement is based.